Exhibit 10.9

[Date]

[Director Name]

Private and confidential

Dear                 ,

Non-Executive Director Agreement

We are pleased to confirm your appointment to the board as a non-executive director of Opthea Limited (ACN 006 340 567) (Company), as well as, to the extent requested by the Company, its subsidiaries from time to time (Subsidiaries) (together, the Group).

1	Term of Appointment

1.1

Your appointment as a non-executive director and Board chair of the Company will commence on                (Commencement Date) and will continue until your appointment is terminated in accordance with clause 12 of this letter.

1.2

Your appointment as a non-executive director of any Subsidiary will commence following the Company providing you with a written request that you assume such a role, subject to you returning a signed copy of your consent to do so.

1.3	Your appointment is subject to re-election and retirement by rotation under the terms of the Company’s constitution (Constitution) and the ASX Listing Rules.

2	Time Commitment

2.1	The Company requires you to commit sufficient time to fulfil your duties to the Company. This will include (but is not limited to):

(a)	chairing and attending meetings of the Board and Board Committees, which are to be held regularly on such number of occasions each year as the Board deems appropriate;

(b)	attendance at the annual general meeting and any other general meetings of the Company; and

(c)	participation in operational and strategic reviews.

2.2	In addition to your role as a member of the Board, you may be appointed to specific existing committees of the Board and those that may be established from time to time.

2.3	By accepting this appointment, you acknowledge that you are able to allocate sufficient time to meet the expectations of your role.

Suite 0403 Level 4 650 Chapel Street South Yarra Victoria 3141 Australia

T  +61 (3) 9826 0399   F  +61 (3) 9824 0083   www.opthea.com

ABN 32 006 340 567

2.4

You should seek the agreement of the Board before you accept any additional commitments that will affect the time required to be allocated to your role as a non-executive director of the Company. Such agreement by the Board will not be unreasonably withheld.

3	Role as non-executive director

3.1	As a non-executive director, your role will include (but is not limited to):

(a)	providing support, mentoring and guidance to the Company’s chief executive officer, and where appropriate, its management team;

(b)	contributing to the direction of the Board on matters pertaining to corporate governance, strategic development and board performance;

(c)	ensuring that the necessary financial and human resources are in place for the Company to meet its objectives;

(d)	being involved in preparing and settling agendas for all Board and shareholder meetings, as well as meetings of the boards of the Group;

(e)	providing a leadership interface with shareholders, banks and key stakeholders; and

(f)

performing, to the best of your abilities, and knowledge the duties reasonably assigned to you by the Board from time to time, whether during or outside business hours, and at such places as the Board reasonably requires.

3.2

As a director, you must comply with the Constitution, all applicable laws and rules in connection with your position, including without limitation the Corporations Act 2001 (Cth) (Corporations Act), the ASX Listing Rules and any relevant policies adopted by the Company from time to time.

4	[Role as Chair

As chair of the Board, your role will include (but is not limited to):

(a)	providing effective leadership to the Board in relation to all Board matters;

(b)	representing the views of the Board to the public;

(c)	facilitating the effective contribution of all directors;

(d)	convening regular Board meetings throughout the year and ensuring that minutes of meetings accurately record decisions taken and, where appropriate, the views of individual directors;

(e)	guiding the agenda and conduct of all meetings of the Board;

(f)	overseeing non-executive director and senior management succession; and

(g)	promoting constructive and respectful relations between the Board and management.]

5	Performance review

5.1

During your time as a director, your performance as a director (together with the performance of the Board as a whole and the performance of the Board’s committees) will be reviewed in accordance with processes agreed by the Board from time to time.

5.2	The Board may make recommendations in the relevant notice of meeting to shareholders regarding your re-election having regard to the outcome of those reviews.

6	Remuneration and expenses

6.1

In your role as non-executive director [and chair of the Board], the Company will pay to you (or as you direct) on a monthly basis, in equal instalments in advance[, and inclusive of superannuation contributions that are payable by the Company to you]:

(a)	an annual director’s fee of ; and

(b)	[an annual fee in respect of your membership of Board committees of per committee.]

6.2

[The Company will grant to you on the Commencement Date, under the terms of the Non-Executive Directors’ Share and Option Plan (Plan) attached to this agreement [and subject to shareholder’s approval at a general meeting],                 options (Options) to purchase ordinary shares (Shares) in the Company. The Options will:

(a)	vest as follows, subject to you remaining in office:

-	[Vesting terms]

(b)	have an exercise price per Option of (Exercise Price); and

(c)	have an exercise period ending years after the Options grant date.]

6.3

[It is intended that any amounts payable and any equity based award granted pursuant to this Agreement shall comply with or be exempt from the provisions of the Section 409A of the Code and the Treasury regulations, notices and other guidance relating thereto (collectively, “Section 409A”) so as not to subject you to the payment of interest, additional tax or penalty which may be imposed under Section 409A.]

6.4

Your remuneration for acting as a non-executive director will be reviewed by the Board on an annual basis and may be adjusted from time to time according to prevailing market rates taking into account other companies and giving consideration to their size and activities.

6.5	Any increase to your remuneration will be subject to shareholder approval as part of approving the maximum aggregate amount payable to non-executive directors under the ASX Listing Rules.

6.6

You are entitled to be paid or reimbursed for reasonable out-of-pocket expenses that you properly incur in attending Board or committee meetings, dealing with the Group’s business or in carrying out your duties as a non-executive director of the Company.

6.7	Any expenditure incurred pursuant to clause 6.5 that is above will need prior approval of the chair of the Audit Committee, or if you hold this role, another member of the Audit Committee.

7	Independence and conflicts of interest

7.1

If you have not already done so, please provide the Company with details of your directorships of other companies and business or other interests, so that you have given a standing notice of your other interests to the Company.

7.2

You must use all reasonable endeavours to avoid any situation where your interest may be in conflict with, or be inconsistent with, the interests of the Company (including as a result of other directorships which you hold).

7.3

You will not to seek or accept any appointments or offers of employment that conflict with your position as a director of the Company or that could reasonably be perceived to interfere materially with the exercise of your judgment in relation to the Company.

7.4	If your circumstances change in any way that may affect your status as an independent director, you must immediately disclose this to the Board.

8	Personal Interests

8.1

As an ASX-listed entity, the Company is required, under the ASX Listing Rules, to disclose to ASX details of directors’ interests in its securities and in contracts relevant to its securities. This can include margin lending arrangements.

8.2

The Company is also required to enter into an agreement with directors under which directors are obliged to provide the necessary information to the Company. By signing this agreement you will be taken to have agreed to provide such information to the Company.

8.3	The Company has implemented a Securities Trading Policy with which you will be required to comply at all times.

8.4

The Securities Trading Policy sets out the circumstances in which you will be allowed to deal in securities of the Company and the circumstances in which prior consent of the Approving Officer (as defined in the Securities Trading Policy) will be required in order to deal in the Company’s securities, but always subject to the insider trading provisions of the Corporations Act. A copy of the Securities Trading Policy will be provided to you under separate cover.

9	Independent advice

Occasions may arise where you consider that you need professional advice in the furtherance of your duties as a director and it is understood that it may be appropriate for you to seek advice from independent advisers at the Company’s expense. You will comply with relevant Board policies when doing so.

10	Constitution and policies

10.1	The Company has developed a Constitution and a range of policies which govern the conduct of Directors and employees. You will be expected to familiarise yourself and comply with them.

11	Confidentiality

11.1

You must keep confidential Board discussions, deliberations and decisions that have not been publicly disclosed by the Company. Confidential information received by you in the course of directorial duties remains the property of the Company and it is improper to disclose it (or allow it to be disclosed) either during your appointment or following cessation of your appointment, unless that disclosure has been properly authorised, or is required by law. In addition, some information made available to the Board may be subject to confidentiality undertakings in favour of third persons and use of that information in breach of the undertaking could expose both the Company (generally) and yourself (personally) to liability.

12	Termination of appointment

12.1	Your appointment will be terminated immediately where:

(a)	you become disqualified from managing a corporation under the Corporations Act;

(b)	you are removed as a director in accordance with the Corporations Act; or

(c)	you are not re-elected to the Board by shareholders at a general meeting.

12.2

You may resign from the office of non-executive director by notice in writing to the Company. If you intend to either resign on a specified date or not seek re-election to office, please give the board of directors (Board) one month’s prior written notice of your intentions so that the Board can revise its plan for the succession of skills and experience on the Board.

12.3	No such removal or cessation in accordance with this clause 12 will give you any rights to compensation or damages and no fee will be payable to you for any period after such removal or cessation.

12.4

The Company may set off any amounts that you owe the Group against any amounts that the Group owes to you as a non-executive director at the date of termination, except for amounts that the Group is not entitled by law to set off.

12.5

Upon termination of your appointment, you must return all of the Group’s property (including property leased by the Group) to the Company on termination, including all written or machine readable material, software, computers, credit cards, keys and vehicles.

12.6	You must not record or retain any confidential information in any form after termination.

12.7

If, on termination of your appointment under this letter, you hold any other office in the Group, you must immediately resign from that office and you must execute a resignation letter in a form required by the Board.

13	Miscellaneous

13.1	This letter may be altered only in writing signed by each party.

13.2	Any provision by its nature intended to survive termination of this letter survives termination of this letter.

13.3	This letter is governed by the law applicable in the Australian State of Victoria. You irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Victoria.

Yours sincerely,

Director

Opthea Limited

I,                 , accept and confirm my appointment as a non-executive director of Opthea Limited on the terms and conditions of appointment as set out in this letter.

I have read and understood and agree to abide by those terms and conditions of appointment.

Signature

Date